Exhibit 10.2

July 25, 2013

Exide Technologies
Building 200
13000 Deerfield Parkway
Milton, GA 30004

Dear Mr. Reilly:

This letter amends that certain engagement letter agreement, dated June 9, 2013 (the “Engagement Letter”), by and between Alvarez & Marsal North America, LLC (“A&M”) and Exide Technologies, and its successors and assigns (the “Company”). All capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Engagement Letter.

The parties hereby agree that effective as of the date hereof, the Engagement Letter is hereby modified and amended as follows:

1.	Section 1(a) is hereby modified by:

a.	Identifying Ed Mosely as CRO, effective August 1, 2013;

b.	Adding Robert M. Caruso, who shall cease to serve as CRO and become President and Chief Executive Officer (“CEO”), effective August 1, 2013; and

c.	Modifying the definition of “Engagement Personnel” so as to include the CEO.

2.	Sections 1(b), (c), and (d) are hereby deleted and replaced with the following:

(b)	Duties.

(i)	Each of the CEO and the CRO shall have those powers and duties as prescribed herein and as normally associated with the position of chief executive officer and chief restructuring officer, as applicable, of entities comparable to the Company and such other powers and duties as may be prescribed by the Board.

(ii)	The CEO and CRO shall lead and direct Additional Personnel, if any, together and with the support of the Chief Financial Officer (the “CFO”) and other applicable officers of the Company, in performing a financial review of the Company, including but not limited to a review and assessment of financial information, short and long-term projected cash flows and operating performance (collectively, the “Financial Review”), which Financial Review shall be presented to the Board and the Committee; it being understood that such Financial Review, once reviewed by the Board and Committee and accepted as a Company work product, shall be provided by the Company to its creditors and other parties as directed by the Board or the Committee;

(iii)	The CEO shall, with the assistance of the CRO and Additional Personnel, if necessary, together and with the support of the CFO and other applicable officers of the Company, identify and, if applicable, implement, of cost reduction and operations improvement opportunities;

(iv)	The CEO and CRO shall lead and direct, with the assistance of Additional Personnel, the CFO, other officers of the Company, and the Company’s investment bankers and other engaged professionals, the development of restructuring plans or strategic alternatives intended to maximize the enterprise value of the Company. The CEO and/or CRO, with the assistance of the CFO, other officers of the Company, the Company’s investment bankers and other engaged professionals, shall present their findings and recommendations regarding the appropriate restructuring path to the Board and the Committee;

(v)	The CRO shall serve as the Company’s principal contact with the Company’s stakeholders with respect to the Company’s financial and operational matters, provided that the CRO shall consult with the CEO on such matters; and the CEO and CRO shall act as contact for any debtor in possession facility, pre-petition lenders, and any official statutory or ad hoc committee that may be appointed in a chapter 11 case;

(vi)	The CEO and CRO shall, with the assistance of Additional Personnel, if necessary, together and in cooperation with the CFO and other applicable officers of the Company and the Company’s investment bankers and other engaged professionals and counsel, develop and prepare a chapter 11 plan of reorganization;

(vii)	The CRO shall, with the assistance of Additional Personnel, if necessary, together and in cooperation with the CEO, the CFO and other applicable officers of the Company, prepare schedules and statements of financial affairs and assist in the claims management process;

(viii)	The CRO shall, with the assistance of Additional Personnel, if any, together and in cooperation with the CEO, the CFO and other applicable officers of the Company, develop and implement cash management strategies, tactics and processes and shall work with the Company’s treasury department and other professionals and coordinate the activities of the representatives of other constituencies in the cash management process; and

(ix)	The CEO, CRO and the Additional Personnel shall perform such other services as may be reasonably requested or directed by the Board, the Committee and/or other authorized Company personnel; provided, however, that such services are not duplicative of work others are performing for the Company.

(c)	Each of the CEO and CRO shall report directly to the Board and shall attend meetings of the Board and the Committee, as requested from time to time; however, on a day to day basis, the CRO shall report to the CEO. Further, the CRO and/or CEO shall provide the Board or, at its request, the Committee, with regular updates regarding the Company’s restructuring process. The Additional Personnel shall be supervised and report to the CRO and/or CEO and, at the request of the Board and/or the Committee, will make recommendations to and consult with the Board and/or the Committee.

(d)	The Engagement Personnel shall not be employees of the Company, but will continue to be employed by A&M. While rendering services to the Company, the CEO and CRO will not do anything to interfere with their duties to the Company, shall devote substantially all of their working time, attention and energies to the Company and shall not accept any new engagements without the prior written consent of the Board; provided, however, that notwithstanding the foregoing, the CEO and CRO may fulfill their management and administrative obligations for A&M and existing board of director duties. The Additional Personnel may continue to work with other personnel at A&M in connection with unrelated matters that will not unduly interfere with the services rendered by the Engagement Personnel pursuant to this Agreement. With respect to the Company, however, the Engagement Personnel shall operate under the direction of the Board or the Committee and A&M shall have no liability to the Company for the acts or omissions of the Engagement Personnel related to the performance or non-performance of services at the direction of the Board or the Committee and consistent with the requirements of the Engagement and this Agreement. In addition, and notwithstanding the non-employee status of the Engagement Personnel, consistent with the Company’s pre-petition practice, the CEO, CRO and any Additional Personnel who are designated as “officers” shall provide written acknowledgement of their agreement to comply with the Company’s Code of Ethics and Business Conduct Policy (the “Code of Ethics”).; provided, however, that it is understood that the Engagement Personnel’s roles as employees and/or equity holders of A&M or any of its affiliates (as well as any engagements they participate in for other A&M clients (including interim management roles)) shall not be a violation of the Conflict of Interest section of the Code of Ethics unless such Engagement Personnel are directly involved on behalf of A&M in representing interests adverse to the Company.

3.	Section 4(a) (Compensation) is hereby modified by deleting the first sentence thereof and replacing it with the following:

“A&M will be paid by the Company for the services of (a) the CEO at a monthly billing rate of $130,000 and (b) the CRO at a monthly billing rate of $120,000, payable in advance.”

4.	Section 5(a) is hereby replaced with the following:

“This Agreement will apply from the date hereof and may be terminated with immediate effect by either party without cause by written notice to the other party; provided, however, that if such notice is provided by A&M, such notice shall not become effective until the earlier of (a) thirty days after the date of such notice, and (b) such date that the Company notifies A&M that it no longer requires A&M’s services; further provided, however, that the Company shall be entitled, at any time, to notify A&M that it no longer requires the services of Mr. Caruso as the CEO or the services of Mr. Mosely as the CRO and following the effective date of any such notice, A&M shall not be entitled to collect future monthly billing rates for services provided by such individuals as set forth in paragraph 4(a) (for the avoidance of doubt, the parties may agree that A&M may be compensated for further services provided by Mr. Coruso or Mr. Mosely at any hourly or other rate).”

5.	The definition of “Indemnified Professionals” in Section 10 shall, for the avoidance of doubt, include the CEO, CRO and any other Engagement Personnel acting as officers.

In all other respects, the Engagement Letter remains in full force and effect.

Kindly executed where set forth below to indicate your acceptance and agreement with the foregoing.

Very truly yours,

Alvarez & Marsal North America, LLC

By:/s/ Robert M. Caruso
Managing Director

Accepted and agreed:
Exide Technologies

By: /s/ Jack Reilly
Chairman of the Board of Directors